UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2013

Limoneira Company

(Exact name of registrant as specified in its charter)

Delaware	001-34755	77-0260692
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification
of incorporation)		No.)

1141 Cummings Road

Santa Paula, CA 93060

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (805) 525-5541

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1	Registrant’s Business and Operations
Item 1.01	Entry into a Material Definitive Agreement

On February 27, 2013, Limoneira Company (the “Registrant”) entered into an option agreement (the “Agreement”) with Jason B. Rushing, Trustee of the Jason B. Rushing Trust dated July 10, 1997, Jennifer R. Rushing, Trustee of the Jennifer Rushing Revocable Trust dated March 19, 2008 and Zella A. Rushing, Trustee of the 1988 Zella Rushing Trust dated May 12, 1988 (together, the “Optionor”).

Pursuant to the Agreement, the Optionor gave the Registrant an option to purchase that certain real property located at State Highway 126 and Hallock Drive in the City of Santa Paula, County of Ventura, State of California, consisting of approximately Seven and Twenty-two Hundredths (7.22) acres. In consideration of the option to purchase, the Registrant agreed to pay Optionor the option consideration which shall be paid in installments as provided by the Agreement. The Registrant shall have the right, at its sole option, to terminate the Agreement at any time prior to the Registrant’s delivery of the closing notice. Should the Registrant opt to exercise its option under the Agreement, closing of the transaction will be completed on or before February 28, 2018.

The foregoing summary of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which will be filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2013. The Registrant will be making a request for confidential treatment for certain terms of the Agreement, which request will be filed separately with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 5, 2013	LIMONEIRA COMPANY

	By:	/s/ Harold S. Edwards
Harold S. Edwards
President and Chief Executive Officer